EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 333-110906, of our report dated April 17, 2007 (June 19, 2007 as to Notes 3 and 21)(which expressed an unqualified opinion and includes explanatory paragraphs relating to the financial statements, translation of Renminbi amounts into U.S. Dollar amounts and the retrospective adjustments to reflect the effects of discontinued operations), relating to the consolidated financial statements of ChinaCast Education Corporation, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
July 20, 2007